Exhibit 99.1

Final Release

Helix TCS Announces 199% Revenue Growth in Q1 2019

Denver, CO. (May 16, 2019) - Helix TCS, Inc. (OTCQB: HLIX) (the “Company”), the leading provider of critical infrastructure services to the global legal cannabis industry, filed its first quarter 2019 financial results yesterday. The Company will be hosting an earnings call today, May 16, 2019, at 8:30am Eastern time. Call info can be found at the bottom of this release.

Highlights of the first quarter include:

●	Total revenues increased 199% to $3.37 million
●	Gross profit for the quarter was $1.45 million, a 43% gross margin
●	Expanded International Footprint to Europe
●	Announced Agreement to Acquire Amercanex International Exchange
●	Former President of Mexico, Vicente Fox, to Join Helix TCS Board of Directors

“Due to the many delays in licensing and program go-lives that the industry saw in 2018, we anticipate 2019 to realize some of the massive potential of key emerging markets, such as the state of California, in addition to a plethora of new markets coming online and beginning to shape their own legal programs. Our business strategy is built such that our revenue will continue to grow organically alongside the expansion of the industry, which we look forward to maintaining as 2019 progresses,” said Zachary L. Venegas, Executive Chairman and CEO of Helix TCS, Inc.

For the first quarter of 2019, the Company generated revenues of $3.37 million, and gross profit of $1.45 million, for a gross margin of 43%. The Company saw continued strength in its industry-leading seed-to-sale software subsidiary, BioTrackTHC, which generated revenues of $2.08 million, an increase of 7% sequentially from the fourth quarter of 2018.

Venegas added: “We are prepared to see the industry begin to realize its true potential within the US and abroad, and we are poised to capitalize on that potential across each of our product and service offerings.”

Conference Call Info:

We recommend calling in approximately 10 minutes prior to the start of the call. Please note that there will be no live Q&A on the call; questions should be submitted ahead of time or may be submitted during the call to ir@helixtcs.com.

Interested parties can participate in the call using the following information:

●	Attendee Dial In: (785) 424-1667 or (877) 876-9173
●	Passcode or ID: 84106

About Helix TCS, Inc.

Helix TCS, Inc. (OTCQB: HLIX) is a leading provider of critical infrastructure services, helping owners and operators of licensed cannabis businesses stay competitive and compliant while mitigating risk. Through its proprietary technology suite and security services, Helix TCS provides comprehensive supply chain management, compliance tools, and asset protection for any license type in any regulated cannabis market. Helix TCS’ products reach over 2,000 customer locations in 36 states and 6 countries and has processed over $18 billion in cannabis sales. For more information on Helix TCS and to sign up for investor updates, visit us at www.helixtcs.com.

Forward-Looking Statements

Except for historical information, all of the statements, expectations, and assumptions contained in this press release are forward-looking statements. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: our ability to fund our operations and pay any outstanding debt; fluctuations in our financial results; general economic risks; the volatile nature of the market for our products and services and other factors that could impact our anticipated growth; our ability to manage our growth; changes in laws and regulations regarding the cannabis industry and service providers in the cannabis industry; reliance on key personnel; our ability to compete effectively; security and other risks associated with our business; intellectual property risks; and other risk factors set forth from time to time in our SEC filings. Helix TCS assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Media Contact:
Jeff Gonring
Helix TCS, Inc.
303-324-1022
press@helixtcs.com

IR Contact:
Scott Ogur
Helix TCS, Inc.
ir@helixtcs.com